May 19, 2008

Dear Shareholder,

On May 14, 2008, CIB Marine Bancshares, Inc. (CIB Marine) made further progress on the efforts we outlined in our last shareholder letter and our Form 10-K for the fiscal year ended December 31, 2007. In two recent filings with the Securities and Exchange Commission (SEC), we provided updated information regarding our planned transaction to sell the deposits, branches, and most of the loans of Citrus Bank, N.A., our Florida subsidiary, to a third party. We wanted to be sure that you were of aware of both of these important filings.

First Quarter, 2008 Results
We provided our unaudited results for the quarter ended March 31, 2008 on the Form 10-Q we filed with the SEC, which is available on our website at www.cibmarine.com. We would like to call your attention to the following results:

•	Net loss was $2.8 million, or $0.15 per share. This compared with a net loss of $1.9 million or $0.10 per share in the same quarter of 2007. On a continuing operations basis, the loss was $2.8 million, or $0.15 per share compared to a loss of $2.2 million or $0.12 per share in the 1st quarter of 2007.

•	Similar to the 2007 results, the operating losses continue to be caused by a combination of low levels of net interest income due to the high cost of interest on the Trust Preferred Securities (TruPS) at CIB Marine, a high provision for loan losses driven by deterioration of the home equity loan portfolios at Central Illinois Bank and Marine Bank, and continuing high fixed operating costs.

•	The total assets of the company were $1.03 billion on March 31, 2008 compared to $.99 billion at March 31, 2007.

•	Reflecting the continuing losses, total equity declined from $69.8 million on March 31, 2007 to $58.4 million on March 31, 2008. This equates to a book value per share decline from $3.81 on March 31, 2007 to $3.19 on March 31, 2008.

The first quarter 2008 Form 10-Q also provides an update on the Board’s and Management’s Capital Plan which was introduced in the Form 10-K for the fiscal year ended December 31, 2007. In addition to announcing the Citrus Bank transaction which is discussed in more detail below, we also noted that we began the process of applying for permission to transfer capital from Central Illinois Bank and Marine Bank to CIB Marine. Following such transfer, both Central Illinois Bank and Marine Bank would remain in compliance with regulatory “well-capitalized” guidelines. Subject to approval by the Federal Reserve Bank of Chicago, we intend to use proceeds from both of these initiatives of the Capital Plan to bring the TruPS’ interest payments current as soon as possible.

Although current credit market, general economic conditions and regulatory considerations could affect the ability of CIB Marine to execute these or any of the other options listed in the Capital Plan, the Board and Management remain committed to pursuing all such options.

8-K Filing: Citrus Transaction Update
On April 3, 2008 CIB Marine entered into an agreement to sell all the branches, substantially all the deposits, and the majority of the loan portfolio of Citrus Bank at book value plus a deposit premium. On May 13, 2008, in order to address certain concerns raised by the purchaser’s bank regulators, CIB Marine entered into an amendment restructuring the terms of the definitive agreement, a copy of which was filed on a Form 8-K on May 14, 2008 and which is also available on our website.

In summary, the transaction will include the sale of about $92 million in deposits and $47 million in loans. CIB Marine will receive a cash premium of $3 million, and common stock of the parent company of the purchaser with an estimated value of $1.5 million. In addition, the agreement, as amended, provides that an additional premium of $1.5 million would be paid to CIB Marine subject to an earnout provision, payable over a two year period from the closing date. Subject to regulatory approval, we expect that the transaction will close in the third quarter of 2008.

2007 Annual Meeting
As a reminder, our annual meeting is scheduled for May 29, 2008 at the Doubletree Hotel in Alsip, Illinois. You should have already received your proxy information and details about the meeting. If you have not yet done so, please promptly vote your shares.

We hope to provide further updates on our progress at the meeting, and we look forward to seeing you there.

Sincerely,

John P. Hickey, Jr.
President and CEO

This letter contains forward-looking information. Actual results could differ materially from those indicated by such information. Information regarding risk factors and other cautionary information is available in Item 1A. of CIB Marine’s Annual Report on Form 10-K for the period ended December 31, 2007.

The Board of Directors and officers of CIB Marine are soliciting proxies for use at the 2008 Annual Meeting of Shareholders, or at any adjournment or postponement thereof, to vote in favor of a slate of directors to be nominated by the Board of Directors and to vote on any other matters that properly come before the 2008 Annual Meeting. CIB Marine filed a proxy statement on Schedule 14A with the SEC on April 4, 2008 in connection with this solicitation of proxies for the 2008 Annual Meeting. Information regarding securities ownership by certain members of the Board of Directors and certain members of management as of March 31, 2008 is contained in the 2008 Proxy Statement. CIB Marine shareholders should read the 2008 Proxy Statement because this document contains important information. The 2008 Proxy Statement, and other public filings made by CIB Marine, are available without charge from the SEC’s website at www.sec.gov and from CIB Marine at www.cibmarine.com.